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                                                                   EXHIBIT 99.1


Northern Border                             News
Partners, L.P.                              Release 13710 FNB Parkway
                                                    Omaha, Nebraska 68154-5200
                                                    For Further Information
                                                    Contact:

                                                     Media Contact:
                                                     Beth Jensen
                                                     (402) 492-3400
                                                     Investor Contact:
                                                     Ellen Konsdorf
                                                     (402) 492-7500


NORTHERN BORDER PARTNERS, L. P. EXPECTS
NO ADVERSE IMPACT FROM ENRON'S "PIPECO" PLAN

For Immediate Release:  Wednesday, March 19, 2003

         OMAHA - Northern Border Partners, L. P. (NYSE - NBP) believes that Enron's recently announced decision to create a new pipeline operating entity will not adversely impact Northern Border Partners' distributions or business strategy.

         Enron announced today that its Board of Directors voted to move forward with the creation of a new pipeline operating entity, temporarily referred to as PipeCo, rather than sell Enron's interests in its Northern American pipeline companies. This includes Enron's general partner interests in Northern Border Partners.

         Northern Plains Natural Gas Company and Pan Border Gas Company, which are two of the general partners of the partnership, and NBP Services Corporation, which provides administrative services to the partnership, are proposed to be included in PipeCo. PipeCo is expected to be formed as a new corporate entity, and to be governed by an independent board of directors. The formation of PipeCo will require various Board, bankruptcy court and other regulatory approvals. Northern Plains Natural Gas Company and Pan Border Gas Company have not filed for bankruptcy protection nor are they expected to do so. PipeCo is expected to be afforded protection from joint and several Enron group liabilities associated with the Enron bankruptcy case.

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         "Northern Plains Natural Gas, which will be a part of PipeCo, will continue to operate the businesses of Northern Border Partners as it has for the past 10 years and we anticipate no change in the strategy or outlook of the Partnership," said Bill Cordes, chairman and chief executive officer of Northern Border Partners.

         Enron is filing an 8-K with the Securities and Exchange Commission detailing today's Board action. That filing can be viewed at http://www.enron.com/corp/investors/sec/pdfs/2003/2003-03-19-8-k.pdf.

         Northern Border Partners, L.P. owns interests in four interstate natural gas pipeline systems in the United States; has gathering systems and processing plants in the U. S. and Canada; and transports coal-water slurry via a pipeline in the southwestern U.S. Northern Border Partners, L.P. information may be found at http://www.northernborderpartners.com.

This press release includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Northern Border Partners, L.P. believes that its expectations are based on reasonable assumptions, it can give no assurance that such expectations will be achieved. Important factors that could cause actual results to differ materially from those in the forward-looking statements include developments in the voluntary petition for bankruptcy by Enron; Enron's decision to form a new pipeline operating company; and additional Board, bankruptcy court and regulatory approvals relating to the formation of the pipeline operating entity.